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                                                                   EXHIBIT 10.30




                         GROUP PURCHASING ORGANIZATION
                            PARTICIPATION AGREEMENT

                                    BETWEEN

                    APS HEALTHCARE PURCHASING PARTNERS, L.P.

                                      AND

                           QUORUM HEALTH GROUP, INC.


                        Dated: __________________, 1995
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                               TABLE OF CONTENTS

   RECITALS                                                                                                          PAGE
         1.      Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.      Conditions Precedent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         3.      Quorum Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.      Duties and Responsibilities of Partnership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         5.      Duties and Responsibilities of Quorum. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         6.      Term and Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         7.      Compensation and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         8.      Shareholder Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         9.      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         10.     No Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         11.     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         12.     Interpretation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         13.     Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         14.     Medicare Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         15.     Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         16.     Invalidity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         17.     Independent Contractors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         18.     Entire Agreement and Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         19.     Section Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         20.     Independent Review.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         21.     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Exhibit A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Addendum I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Addendum II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Addendum III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


                         GROUP PURCHASING ORGANIZATION
                            PARTICIPATION AGREEMENT


         This Agreement is made and entered into as of ____________, 1995 (the "Effective Date") by and between APS Healthcare Purchasing Partners, L.P., a California limited partnership (the "Partnership"), and Quorum Health Group, Inc., on behalf of itself and its subsidiary companies (hereinafter collectively known as "Quorum").

                                R E C I T A L S

         WHEREAS, Quorum either directly or indirectly, through its subsidiary companies, owns, manages, operates, leases or is otherwise affiliated with one or more health care providers and facilities including, but not limited to, for-profit and not-for-profit acute care hospitals;

         WHEREAS, Quorum and the Member Facilities wish to obtain low-priced medical supplies, services and other items in order to provide lower-cost health care services;

         WHEREAS, the Partnership, in order to secure low-cost health care related items and services for health care providers and facilities, has established certain programs whereby Partnership negotiates and enters into group purchasing contracts on behalf of participating providers and facilities (the "Group Purchasing Programs"); and

         WHEREAS, the Member Facilities desire to participate in said Group Purchasing Programs and to the extent of purchases made pursuant to this Agreement, have given Quorum authority to arrange for a group purchasing program for the Member Facility.

         NOW, THEREFORE, in consideration of the mutual rights and responsibilities contained herein, the Parties hereto agree as follows:

         1. Definitions. The following terms, when used in this Agreement, shall have the meanings set forth in this section:

                 1.1 "Agreement" means this Agreement for participation in the Partnership's Group Purchasing Programs as amended from time to time;

                 1.2 "APS Plans" means APS Healthcare Plans, Inc., a wholly owned subsidiary of APS Healthcare Systems and the Partnership's general partner.

                 1.3      "APS" means APS Healthcare Systems.

                 1.4 "Group Purchasing Programs" means those programs and contracts established by the Partnership whereby the Partnership enters into purchasing arrangements with vendors on behalf of health care providers and facilities.

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                 1.5      "Member Facilities" whether used in the singular or
plural, means those hospitals and other health care facilities and providers that are owned, managed, operated, leased or otherwise affiliated with Quorum, now and in the future, and listed on Exhibit A attached hereto. Exhibit A shall be updated as new Member Facilities are approved by APS. Facilities "managed" by Quorum shall include any facility having a contract calling for Quorum to manage or provide management service(s) to such facility.

                 1.6 "Party" and "Parties" means APS Healthcare Systems Purchasing Partners, L.P. and Quorum Health Group, Inc.

         2.      Conditions Precedent.

                 2.1 Participation in the benefits and obligations of this Agreement with respect to each Member Facility is conditioned upon the continued participation of Quorum and the approval of the Member Facility by APS. Partnership shall immediately notify Quorum of any issue that may affect the participation of a Member Facility in this Agreement. In the event that a Quorum facility is not approved for participation by APS, APS shall immediately notify Quorum to discuss possible ways for the Member Facility to become acceptable to APS. Upon disapproval, this Agreement shall have no further force or effect with respect to such Member Facility. APS acknowledges that all the Member Facilities listed on Exhibit A have received approval to participate in this Agreement.

         3.      Quorum Representations and Warranties.

                 3.1 Subject to Section 3.6 of this Agreement, Quorum represents and warrants that it has entered into an agreement with each participating Member Facility. The intent of those agreements include Quorum:

                          3.1.1   providing assistance to the Member Facility
to control costs through a purchasing program and each Member Facility has given Quorum authority to arrange for a group purchasing program for the Member Facility;

                          3.1.2   executing agreements(s) (which may be with
the Partnership) that specify the amount the vendors will pay to the Partnership or its designees, as applicable, in connection with Group Purchasing Programs;

                          3.1.3   arranging, through the purchasing program,
for administrative fees that vendors will pay, including participation in a group purchasing organization (GPO); and

                          3.1.4   providing annual disclosure(s) that specify
the amount received from each vendor with respect to purchases made by or on behalf of the Member Facilities through the purchasing program.


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                 3.2      Subject to Section 3.6 of this Agreement, the Member
Facility shall abide by the terms and conditions of the Partnership's group purchasing contracts with vendors, including but not limited to the "own use" provision of pharmaceutical contracts.

                 3.3 Subject to Section 3.6 of this Agreement, the Member Facility shall use the Partnership's group purchasing contracts and other related Group Purchasing Programs exclusively, with the exception that the Member Facility may participate in other local group purchasing programs and individually contract with vendors to the extent that these other programs and purchasing contracts are not in conflict with the Partnership's contracts, as determined by the Partnership. In addition, Member Facilities that are public entities shall be allowed to participate in other purchasing programs if required by state or federal law (bidding requirements, etc.).

                 3.4 The Member Facility shall not be a member of, or participate in, any national purchasing program (e.g., VHA) with vendors similar to the type provided by the Partnership.

                 3.5 Subject to Section 3.6 of this Agreement, the Member Facility shall maintain the confidentiality of all group purchasing contracts provided or arranged by the Partnership as set forth in Section 21 below. Notwithstanding this provision and Section 21, Partnership acknowledges that some Member Facilities will be governmental units that are required by law to disclose certain information to the public and such Member Facilities shall not be held to have violated any provision of this Agreement by conforming to properly established disclosure rules and/or laws.

                 3.6 Notwithstanding any other provision in this Agreement and specifically Section 3 of this Agreement, APS and Partnership acknowledge that Quorum has in excess of 250 disparate agreements for management and related services with Member Facilities and that many of those agreements do not presently provide Quorum the ability to warrant or covenant that it can get full compliance with the terms of Section 3 of this Agreement. Quorum represents and warrants that it shall use its best efforts to obtain the cooperation of the Member Facilities in complying with the terms of Section 3 hereof and to transition the Member Facility from its current GPO or vendor to Partnership's GPO and vendors. Upon renewal of any Quorum-Member Facility agreement in effect on the date of this Agreement (or within one year if renewal occurs before Quorum is able to reasonably market the changes to its Member Facilities) Quorum shall either obtain the commitment necessary to comply with Section 3 hereof or Partnership shall have the right to remove the Member Facility pursuant to section 6.4 of this Agreement. Further, APS acknowledges that a Member Facility may have non-national purchasing agreements in force for items covered by Partnership agreements that will continue to be utilized by the Member Facility until they expire, without extension, at which time said contract will be converted to the Partnership's agreements or Partnership shall have the right to remove the Member Facility pursuant to section 6.4 of this Agreement. APS does not object to Member Facilities continuing and maintaining non-national purchasing arrangements beyond their renewal date so long as the contracts in such arrangements do not conflict with APS's vendor contracts. APS and Partnership



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agree not to claim a breach of the covenants and warranties of this Agreement against Quorum or any Member Facility so long as Quorum has complied with this
Section 3.6.

                 3.7 Upon receipt of the necessary information from Partnership, Quorum shall be responsible for disclosures to Member Facilities regarding the GPO program required by federal law.

                 3.8 Quorum warrants that it has authority from its Member Facilities to develop a group purchasing arrangement and has exercised this authority from the Member Facilities by engaging APS on their behalf.

         4.      Duties and Responsibilities of Partnership.

                 4.1 The Partnership shall make all disclosures and supply all information required hereunder to Quorum. Quorum shall communicate such information to the Member Facilities. Neither Partnership, nor any limited partner or other affiliate of Partnership shall communicate directly with Member Facilities unless expressly permitted to do so, in writing, by Quorum. This shall include, but will not be limited to, all the services listed under
Article 4.2.

                 4.2 During the term of this Agreement, the Partnership shall have the following duties and responsibilities to Quorum and, through Quorum, the Member Facilities:

                          4.2.1   Make available existing group purchasing
contracts for health related supplies, equipment and services including pharmaceuticals, dietary, medical-surgical and capital equipment items.

                          4.2.2   Negotiate new and/or additional group
purchasing contracts with manufacturers and sellers of health care related goods and services. Partnership shall use its best efforts to negotiate favorable pricing and shall use its best efforts to continually monitor opportunities to increase discounts and other pricing advantages.

                          4.2.3   Specify in all group purchasing contracts the
fees paid to the Partnership, or its designees, by each vendor and disclose the same to Quorum;

                          4.2.4   Make annual disclosures to Quorum regarding
the actual amounts paid by vendors to the Partnership, or its designees, with respect to the purchases made by or on behalf of Member Facilities. Such disclosure shall include at least the level of information provided to Limited Partners of the Partnership. To the extent that information regarding the amounts paid by vendors becomes available to the Partnership on a per Member Facility basis, the Partnership agrees to use its reasonable best efforts to provide such information to Quorum.

                          4.2.5.  Partnership shall maintain and upgrade its
computerized management information system as reasonably needed in order to generate the information needed



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by Quorum to establish the advantages of the Partnership's purchasing program(s) to its Member facilities.

                          4.2.6   Train Quorum's marketing and field support
staff on issues regarding compliance thresholds, participation expectations and issues with respect to membership in Group Purchasing Programs.

         5.      Duties and Responsibilities of Quorum.

                 5.1 Quorum shall perform the following duties and responsibilities:

                           5.1.1  Attend the Partnership's meetings relative to
the Member Facility's purchasing activities, when reasonably requested by the Partnership.

                           5.1.2  Quorum will monitor adherence of the Member
Facilities with the policies, rules, or regulations applicable to the enforcement of contract compliance. Quorum shall notify any Member Facility of any failure in compliance of such Member Facility and will encourage immediate compliance. Subject to Section 3.6, the failure of such Member Facility to bring their purchasing practices into compliance shall be grounds for removal under Section 6.4.

                           5.1.3  Provide a person or persons to serve as a
representative on the following APS purchasing committees:

                                       Materiel Management Advisory Committee;
                                       Corporate Agreement Task Force;
                                       Pharmacy Advisory Committee;
                                       Nursing Advisory Committee; and
                                       Laboratory Advisory Committee.

                 It is the intent of the Parties that the above listed committees perform the key functions described by their titles. Quorum shall participate on all committees performing those key functions notwithstanding the name given to such committees to the same extent that participation is offered to the Limited Partners by the Partnership; provided that such participation shall be commensurate with the scope of Quorum's participation with the Group Purchasing Program.

                 5.2 During the term of this Agreement, Quorum shall use its best efforts to obtain the participation and cooperation of its Member Facilities to provide the information listed below, when such information is reasonably available and when providing the information is in compliance with the legal and contractual obligations of Quorum and Member Facility. The information requested by Partnership shall include:

                          5.2.1   The Member Facility's product usage figures,
amounts, invoices and suppliers, as needed in the negotiation of contracts and for any related purposes.





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                          5.2.2   The Member Facility's invoices and other
supply, equipment and contract-vendor information on a periodic basis as scheduled by the Partnership.

                          5.2.3   Advising the Partnership on a timely basis
concerning any purchasing problems encountered by the Member Facility.

         6.      Term and Termination.

                 6.1 This Agreement shall become effective as of the Effective Date and shall continue thereafter for a period of five (5) years, and for successive one year terms thereafter. Upon termination of this Agreement for any reason, the ability of each Member Facility to participate in the Partnership's Group Purchasing Programs shall immediately cease.

                 6.2 Either Party may terminate the Agreement, without cause, upon six (6) months' prior written notice to the other Party.

                 6.3 In the event of a breach of this Agreement, this Agreement may be terminated immediately upon written notice by the nonbreaching Party provided the breaching Party has been given thirty (30) days written notice of the breach and the breaching Party has failed to cure said breach within such thirty (30) day period following its receipt of said notice.

                 6.4 Notwithstanding the above (and subject to Section 3.6), the Partnership shall have the following rights:

                          6.4.1   To modify or discontinue all or any part of
any Group Purchasing Program in which Partnership participates (which shall include any individual vendor in a group purchasing contract).

                          6.4.2   To remove a Member Facility from
participation in any Group Purchasing Program; however, prior to such removal, Partnership shall immediately notify Quorum of the issue that warrants removal of the Member Facility. Quorum shall have a period of sixty (60) days from receipt of notice from the Partnership in which to use its best efforts to correct the problem that causes potential removal. Written notice of removal shall be sent to Quorum. Removal shall be effective upon Quorum's receipt of such notice. Reasons for possible removal of Quorum or a Member Facility for cause under this Section 6.4.2 shall include, but not be limited to, the following:

                                  6.4.2.1   An attempt by Quorum or a Member
Facility to manipulate, alter or use as a "levering device" or negotiating tactic, any purchasing contract between the Partnership, or APS, and vendors.

                                  6.4.2.2   Quorum negotiates or solicits
contracts covering items covered in the Group Purchasing Program without the knowledge or consent of the Partnership.





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                                  6.4.2.3  Quorum is, or a Member Facility
becomes a member of, or participates in, a national purchasing program providing purchasing contracts with vendors similar to the type provided by the Partnership, and Quorum is unable, after a reasonable time, to eliminate the unacceptable arrangement.

         7.      Compensation and Fees.

                 7.1 Regional Materiels Managers Compensation. Annually, during the term of this Agreement, the Partnership shall reimburse Quorum for the services of a maximum of five (5) of Quorum's regional materiels managers at the rate of One Hundred Thousand Dollars ($100,000.00) per each full time employee per year, or the equivalent thereof. For the purposes of this Agreement, a full time employee shall mean an employee working forty (40) hours per week with three (3) weeks paid vacation per year. Such amounts shall be paid to Quorum within thirty (30) days after the first year anniversary date of this Agreement and upon the provision by Quorum to the Partnership of documentation reasonably satisfactory to Partnership of the identity and time of service of each such employee. Quorum shall be reimbursed for partial full time equivalents on a prorated basis, not to exceed a total aggregate reimbursement for full and part-time equivalents of Five Hundred Thousand Dollars ($500,000) per year.

                 7.2 Group Purchasing Fees. During the term of this Agreement, the Partnership shall be paid directly and indirectly by each vendor a group purchasing fee in connection with the net dollar purchases of the Member Facilities for goods and services provided thereto in connection with Group Purchasing Programs ("Group Purchasing Fees").

                 7.3 Administrative Fees. During the term of this Agreement, the Partnership shall direct that vendors pay Quorum a portion of the Group Purchasing Fees based upon the total purchases of good and services by Member Facilities under the Partnership's Group Purchasing Programs in the same manner and to the same extent as such fees are paid to the Partnership's limited partners ("Administrative Fees").

                          7.3.1   The Partnership shall guarantee that Quorum
shall receive Administrative Fees calculated in connection with purchases made by Member Facilities in an amount equal to 0.98% of the Purchasing Volume. "Purchasing Volume" is the volume of purchases made under any group purchasing contract of Partnership that pays Group Purchasing Fees. In addition, notwithstanding any provision in this Agreement, if this Agreement is terminated before the annual anniversary date of this Agreement, the guarantee regarding Administrative Fees under Sections 7.3.1 and 7.4.1 shall be of no force or effect for such year and Quorum and Member Facilities shall only be entitled to fees consistent with those of a limited partner of Partnership.

                                  7.3.1.1  For the first year of this
Agreement, the guarantee set forth above in Section 7.3.1 is contingent upon sales by vendors to Member Facilities reaching a minimum Purchasing Volume of Four Hundred Million Dollars ($400,000,000) during the first year of the Agreement ("Participant Benchmark").





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


                                  7.3.1.2  During the term of this Agreement,
provided Quorum does not become a limited partner of the Partnership and shareholder of APS, within one hundred and twenty (120) days of the anniversary date of the first year of this Agreement, and every anniversary date subsequent thereto, the Parties shall adjust and fix the Participant Benchmark based upon the prior year's actual sales to Member Facilities.

                          7.3.2   Where the Participant Benchmark is not
reached, the guarantee set forth in Section 7.3.1 shall not be owed and Quorum shall receive Administrative Fees on the same basis as such fees are paid to the Partnership's limited partners.

                 7.4 Member Facility Rebates. During the term of this Agreement, each Member Facility shall be eligible for rebates from vendors to the same extent as such rebates are paid to facilities, directly or indirectly, owned, managed, operated or leased by the Partnership's limited partners.

                          7.4.1   The Partnership shall guarantee that Member
Facilities shall receive rebates in connection with purchases made by the Member Facilities during the first year of this Agreement in the aggregate minimum amount of Eleven Million One Hundred Fifteen Thousand Five Hundred Fifteen Dollars ($11,115,515) (the "Rebate Guarantee"). The Rebate Guarantee is contingent upon the following:

                                  7.4.1.1  Sales by any one or more vendors, as
listed in Addendum II, to Member Facilities reaching a minimum total Purchasing Volume of Six Hundred Forty-Two Million Seven Hundred Thousand Dollars ($642,700,000) during the first year of this Agreement; and

                                  7.4.1.2  Sales by any one or more vendors, as
listed in Addendum III, to Member Facilities reaching a minimum total of Three Hundred Thirty-Six Million One Hundred Thousand Dollars ($336,100,000) during the first year of this Agreement (in this Agreement the minimums set forth in Sections 7.4.1.1 and 7.4.1.2 are collectively referred to as the "Rebate Benchmark").

                                  7.4.1.3  During the term of this Agreement,
provided Quorum does not become a limited partner of the Partnership and a shareholder of APS, within one hundred and twenty (120) days of the first anniversary date of this Agreement, and every anniversary date subsequent thereto, the Parties shall adjust and fix the Rebate Benchmark based upon the prior year's actual sales to Member Facilities.

                          7.4.2   Where the Rebate Benchmark is not met, the
Member Facilities shall receive rebates on the same basis as those paid to facilities, directly or indirectly, owned, managed, operated or leased by the Partnership's limited partners.

         8. Shareholder Agreement. It is acknowledged that Quorum desires to become a shareholder of APS and a limited partner of the Partnership at the earliest possible date. The





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

management of APS agrees to use its best efforts to work with Quorum to this end. In addition, upon Quorum becoming a limited partner of the Partnership, Quorum shall be entitled to the fees of a limited partner and shall not receive participant fees hereunder except for those fees earned prior to Quorum becoming a limited partner. If Quorum does not obtain shareholder status within 12 months from the date of this Agreement, Quorum shall have the option to terminate this Agreement upon sixty (60) days' prior written notice.

         9. Notices. Any notices or other communications required pursuant to the provisions of this Agreement shall be in writing and delivered in person, evidenced by a signed receipt, or mailed by certified mail, return-receipt- requested, postage prepaid. The date of notice shall be the date of delivery if the notice is personally delivered or the date of mailing plus five days if the notice is mailed by certified mail.

                          To Quorum:

                                  Quorum Health Group, Inc.
                                  155 Franklin Road, Suite 190
                                  Brentwood, TN 37027
                                  Attn:    Christy Batts, Esq.
                                           General Counsel

                          To Partnership:

                                  APS Healthcare Purchasing Partners, L.P.
                                  12730 High Bluff Drive, Suite 300
                                  San Diego, California 92130-2099
                                  Attn:    Mr. William J. Nydam
                                           Vice Chairman

          10. No Warranty. The Partnership makes no warranties, express or implied, that any supplies, equipment, goods, or services provided to any Member Facility pursuant to group purchasing contracts are merchantable, fit for their intended purpose, free from defects, or in compliance with any express representation or warranty made with respect to such item by any vendor, supplier or other person.

          11.    Indemnification.

                  11.1 During the term of this Agreement and thereafter, Quorum agrees to indemnify and hold the Partnership and APS, and their directors, employees and agents, harmless from any loss, damage or expense including, without limitation, court costs and reasonable attorneys' fees, arising out of or related to the performance by Quorum under this Agreement, except to the extent such loss, damage or expense is attributable to the gross negligence or willful misconduct by the Partnership or APS, or their directors, employees or agents. This indemnification extends to any and all claims arising out of any conduct in the negotiation of





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

agreements, purchasing under such agreements and resale of such items and services by participating institutions.

                 11.2 During the term of this Agreement and thereafter, Partnership and APS agrees to indemnify and hold Quorum and its affiliates, and their respective directors, employees and agents, harmless from any loss, damage or expense including, without limitation, court costs and reasonable attorneys' fees, arising out of or related to the performance by Partnership and APS under this Agreement, except to the extent such loss, damage or expense is attributable to the gross negligence or willful misconduct by Quorum or its affiliate, or their directors, employees or agents. This indemnification extends to any and all claims arising out of any conduct in the negotiation of agreements, purchasing under such agreements and resale of such items and services by participating institutions.

          12. Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

          13. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other. Either party may, without the consent of the other, assign this Agreement to any legal entity controlling, controlled by, or under common control with the assigning party (including for Partnership , without limitation, American Healthcare Systems Capital Corporation), and any such assignee shall have the same right. This Agreement shall be binding upon any successors or assigns of either Party.

          14. Medicare Compliance. To the extent that an entity of appropriate jurisdiction determines the Partnership to be a subcontractor under
Section 1861(v)(1)(I) of the Social Security Act, as amended, the Partnership shall make available to the Secretary of Health and Human Services or the U.S. Comptroller General (or their duly- authorized representatives), such books, documents, and records as are necessary to verify the nature and extent of the costs of items provided hereunder, as required under Section 1861(v)(1)(I) of the Social Security Act, as amended. If the Partnership carries out the duties of this Agreement through a subcontract and the value or cost of such contract is Ten Thousand Dollars ($10,000) or more during a consecutive 12-month period, then the Partnership shall include in such subcontract a provision similar to that required by the previous sentence.

         15. Waiver. One or more waivers of any covenant or condition of this Agreement by either Party hereto shall not be construed as a waiver of a subsequent breach or of other covenants or conditions. No breach of a covenant or condition of this Agreement by one Party shall be deemed to have been waived by the other Party, unless such waiver is in writing.

         16. Invalidity. If any term, covenant, condition or provision of this Agreement is illegal, or the application thereof to any Party to this Agreement, or in any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that a provision of this





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Agreement is rendered invalid or unenforceable as provided herein and its removal has the effect of materially altering (a) the obligations of the Partnership in such manner as, in the sole judgment of the Partnership, will cause the Partnership to act in violation of its Partnership Agreement, or (b) the obligations of the Partnership or Quorum in such manner as, in the sole judgment of the affected Party, will cause serious financial hardship to such Party, the Party so affected shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other Party.

          17. Independent Contractors. The Partnership and Quorum are independent contractors and this Agreement shall not constitute the formation of a partnership, joint venture, employment or master/servant relationship. The Parties shall be responsible for and bear all costs and expenses associated with each Party's respective businesses and shall not be responsible for any expense or costs associated with the other's business operation except as otherwise provided for in this Agreement. Each Party hereto shall indemnify the other from and against any actions, claims or demands related to employment of persons by the other Party.

          18. Entire Agreement and Amendment. This Agreement, together with the Addenda attached hereto, constitutes the entire agreement between the Parties and supersedes any and all prior negotiations and oral or written agreements made relating to the subject matter hereof and, except for written agreements, if any, executed and delivered simultaneously with or subsequent to the date of this Agreement, constitutes the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be amended only by a written agreement executed by the Parties.

          19. Section Headings. The headings of sections and paragraphs in this Agreement are for reference only and shall not affect the meaning of this Agreement.

          20. Independent Review. Each of the Parties hereto has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by such Party in connection with the transactions contemplated herein. No provision of this Agreement shall be construed against a Party because such provision was drafted by such Party or counsel to such Party.

          21. Confidentiality. The Parties will hold, and will cause their respective affiliates, Member Facilities, officers, directors, employees, agents, consultants and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public information (the "Confidential Information") concerning the other Party or any of its affiliates furnished to it by the other Party or such other Party's affiliates, Member Facilities, officers, directors, employees, agents, consultants or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources. Upon the termination of this Agreement, Quorum will promptly return or destroy, confidential documents furnished by the Partnership in connection with this Agreement, and will hold in strict confidence





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and not use for any purpose whatsoever any of the Confidential Information contained in or derived from such documents.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            PARTNERSHIP:

                            APS HEALTHCARE PURCHASING PARTNERS, L.P.

                            By: APS HEALTHCARE PLANS, INC.
                            Its: General Partner


                            By:
                                ----------------------------------------
                            Its:
                                ----------------------------------------

                            QUORUM:

                            QUORUM HEALTH GROUP, INC.


                            By
                                ----------------------------------------
                            Its:
                                ----------------------------------------




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